Exhibit 4.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

SUBORDINATED CONVERTIBLE UNSECURED PROMISSORY NOTE

December 22, 2011

San Diego, California

For value received, aTyr Pharma, Inc., a Delaware corporation (the “Company”), promises to pay to BMV Direct RE LP, a Delaware limited partnership (“Holder”), the principal amount of Two Million Dollars ($2,000,000.00) (the “Principal Amount”). Reference is made to that certain Lease, dated as of December 22, 2011, as amended from time to time (the “Lease”), by and between the Company and BMR-John Hopkins Court LLC, an affiliate of Holder (“Landlord”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Lease. Interest on the Principal Amount shall accrue, compounded annually, at a rate equal to eight percent (8%) per annum (the “Interest Rate”), commencing on the date hereof. The Interest Rate shall be computed on the basis of the actual number of days elapsed and a year of 365 days. This Subordinated Convertible Unsecured Promissory Note (this “Note”) is subject to the following terms and conditions.

1 Maturity. Unless earlier converted pursuant to Section 3 hereof, the principal and any accrued but unpaid interest under this Note shall be due and payable on the earliest of (i) the three-year anniversary of the Phase I Term Commencement Date under the Lease, (ii) a Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation as amended from time to time (the “COI”)) or (iii) the closing of an initial firm commitment underwritten public offering of common stock of the Company pursuant to a registration statement under the Act (such date, the “Maturity Date”).

2 Payment.

2.1 Unless this Note is converted pursuant to Section 3 hereof, or interest hereunder is forgiven pursuant to Section 9 hereof, any Principal Amount and any accrued but unpaid interest under this Note then outstanding shall be due and payable on the Maturity Date. Payment shall be credited first to costs of collection or enforcement, if any, then to accrued interest due and payable through such payment date, and the remainder applied to the Principal Amount.

2.2 With the prior written consent of the Holder, the Company may prepay this Note in full, but not in part. The Company shall deliver to the Holder written notice of its intended prepayment at least twenty (20) days in advance of the intended prepayment date.

3 Conversion of the Note.

3.1 Elective Conversion into New Preferred Stock. If the Company completes a Threshold New Preferred Financing, then at any time prior to the Maturity Date, at Holder’s election and exercisable by written notice to the Company, Holder may elect to convert, in whole but not in part, the Principal Amount into that number of fully paid and nonassessable shares of the Company’s New Preferred Stock equal to the quotient obtained by dividing the Principal Amount by the New Series Price (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the New Preferred Stock after the date of issuance of the New Preferred Stock, but excluding any Stock Distribution (as defined below) received by Holder). Upon conversion into New Preferred Stock, Holder agrees to execute and shall become a party to and have substantially the same rights as the other holders of New Preferred Stock, including, but not limited to, those rights as set forth in the COI, any stock purchase agreement, registration rights agreement, investor rights agreement, voting agreement or similar agreement governing the New Preferred Stock and/or the holders thereof in effect as of the date of conversion. For the avoidance of doubt, if the Company completes a Threshold New Preferred Financing, Holder shall have the rights of conversion set forth in this Section 3.1, and shall not have rights of conversion as set forth in Section 3.2 below.

3.2 Elective Conversion into Series C Preferred Stock. If the Company does not complete a Threshold New Preferred Financing, or effects a Liquidation Event prior to a Threshold New Preferred Financing, then at any time and from time to time following the earlier of (i) Holder’s receipt of notice of the Liquidation Event under Section 14 below and (ii) June 30, 2013, at Holder’s election and exercisable by written notice to the Company, Holder may elect to convert, in whole but not in part, the Principal Amount into 1,934,236 fully paid and nonassessable shares of Series C Preferred Stock of the Company (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series C Preferred Stock after the Effective Time (as defined in the COI), but excluding any Stock Distribution received by Holder). Upon conversion into Series C Preferred Stock, Holder agrees to execute and shall become a party to and have substantially the same rights as the other holders of Series C Preferred Stock, including, but not limited to, those rights as set forth in the COI, any stock purchase agreement, registration rights agreement, investor rights agreement, voting agreement or similar agreement governing the Series C Preferred Stock and/or the holders thereof in effect as of the date of conversion. The Company shall take all actions reasonably necessary to give effect to the conversion rights set forth in this Section 3.

For purposes of this Note:

“Threshold New Preferred Financing” means the sale (or series of related sales) by the Company of New Preferred Stock on or before June 30, 2013 to one or more investors in an aggregate amount of not less than Fifteen Million Dollars ($15,000,000.00) (excluding the exchange, conversion or cancellation of this Note or any notes or warrants issued prior to the date hereof), which includes at least one investor (who is not a current investor in the Company as of the date hereof) that commits Two Million Dollars ($2,000,000.00) or more in such financing.

“New Series Price” means the lowest price paid per share for the New Preferred Stock by investors in the Threshold New Preferred Financing.

“New Preferred Stock” means the Company’s series of preferred stock issued in connection with the Threshold New Preferred Financing.

3.3 Mechanics and Effect of Conversion. Upon conversion of this Note, any interest payable in respect of the Principal Amount shall be immediately forgiven and shall not converted into New Preferred Stock, Series C Preferred Stock or any other shares of the capital stock of the Company. No fractional shares of the Company’s capital stock will be issued upon conversion of the Note. In lieu of any fractional share to which Holder would otherwise be entitled, the Company will pay to Holder in cash the amount of the unconverted principal balance of the Note that would otherwise be converted into such fractional share. Upon conversion of the Note pursuant to this Section 3, Holder shall surrender the Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note); provided, that upon conversion pursuant hereto, this Note shall be deemed cancelled and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. At its expense, the Company will, as soon as practicable and in any event within ten (10) days thereafter, issue and deliver to Holder, at Holder’s principal office, a certificate or certificates for the number of shares to which Holder is entitled upon such conversion, and a check payable to Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to the Principal Amount being converted and any interest which has accrued thereon, including without limitation the obligation to pay such portion of the Principal Amount and any accrued interest.

3.4 No Rights as Stockholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company, other than as set forth in Section 9 below. In the absence of conversion of this Note, no provision of this Note, and no enumeration herein of the rights or privileges of the Holder shall cause the Holder to be a stockholder of the Company for any purpose, other than as set forth in Section 9 below.

4 Representations and Warranties of the Company. The Company represents and warrants to Holder as of the date hereof, and with respect to Sections 4.6 and 4.7 for so long as Holder, or an affiliate of Holder, holds the Note or any equity securities issued to Holder pursuant to the terms hereof, as follows:

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties. ·

4.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, sale, issuance and delivery of the Note and the performance of all obligations of the Company under the Note has been taken prior to the date hereof. The Note constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Any equity securities of the Company or of any Related Entity (as defined below) issuable to Holder hereunder have been or will be duly reserved for issuance, and upon issuance in accordance with the terms of the Note, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions contained in this Note and applicable federal and state securities laws. The issuance of the Note and the issuance of any such equity securities issuable hereunder are not and will not be subject to preemptive rights of any present or future debt or equity holders of the Company or any Related Entity.

4.3 Governmental Consent. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance by the Company of the Note and the transactions contemplated thereby, except for filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Act, all of which filings will be timely effected after the date hereof.

4.4 Compliance with Other Instruments. The Company is not in violation or default of any provision of its COI or bylaws currently in effect. The Company is not in violation of, or default under any provision of any instrument, mortgage, deed of trust, loan, contract, commitment or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would materially adversely affect the business, properties or condition (financial or otherwise) of the Company. The Company is not in violation of any provision of any federal, state or local statute, rule or governmental regulation which would materially adversely affect the business, properties or condition (financial or otherwise) of’ the Company or any judgment, decree or order to which it is a party. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could materially adversely affect the business, properties or condition (financial or otherwise) of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.5 Percentage of Outstanding Securities. This Note, together with the aggregate securities actually issued and/or potentially issuable under this Note (assuming for this purpose conversion of the Note into shares of Series C Preferred Stock pursuant to Section 3.2 above), represent less than ten percent (10.0%) of the voting interest and less than ten percent (10.0%) of the value of the outstanding debt and equity securities of the Company or any Related Entity, as applicable.

4.6 Health Care I Lodging Facilities. Neither the Company nor any Related Entity currently operates or manages, or in the future will operate or manage, any health care facilities (including a congregate care facility or assisted living facility) or lodging facilities or provide any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

4.7 Financial Information. The Company shall furnish to Holder, as soon as practicable and in any event within ten (10) days after the date of such request, a statement showing the capitalization of the Company and any Related Entity, including but not limited to the total number of outstanding securities of each class and series of capital stock of the Company and such Related Entity, in sufficient detail as to permit Holder to calculate its percentage ownership in securities of the Company and such Related Entity and voting power to elect directors to their respective Board of Directors.

5 Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as of the date hereof that:

5.1 Experience. Holder is experienced in investing in the securities of development stage companies such as the Company and acknowledges that investment in the Securities (as defined below) involves a number of significant risks, it is able to fend for itself, it can bear the economic risk of its investment, including the full loss of its investment, and it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Holder also represents it was not organized solely for the purpose of acquiring the Securities. As used herein, “Securities” shall mean this Note and the equity securities issuable hereunder (and the securities issuable upon conversion of such equity securities).

5.2 Accredited Investor. Holder represents that it is an “accredited investor” within the meaning of Rule 501(a) of the Act.

5.3 Purchase Entirely for Own Account. This Note is issued to Holder in reliance upon Holder’s representation to the Company, which by Holder’s purchase of this Note, Holder hereby confirms, that the Securities to be received by Holder will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

5.4 Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Holder must bear the economic risk of this investment indefinitely unless the Securities are registered pursuant to the Act, or an exemption from registration is available. . Holder understands that the Company has no present intention of registering the Securities. Holder also understands that there is no assurance that any exemption from registration under the Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of the Securities under the circumstances, in the amounts or at the times Holder might propose.

5.5 No Public Market. Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Securities.

6 Restrictions on Transfer. Holder hereby acknowledges that the Securities shall not be transferred except upon the conditions specified in this Section 6, which conditions are intended to insure compliance with the provisions of the Act. Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to any of the Holder’s affiliates, partners, members, affiliated funds or entities under common control, or to the estate of any of its partners or members. Holder will cause any proposed transferee of Securities held by Holder to agree to take and hold such Securities subject to the provisions and upon the conditions specified in the Note.

6.1 Legends. Each certificate representing the Securities or any securities of the Company issued to Holder upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Act) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER

THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

6.2 Notice of Proposed Transfers. The holder of each certificate representing the Securities required to bear the legend set forth in Section 6.1 by acceptance thereof agrees to comply in all respects with the provisions of this Section 6. Prior to any proposed transfer of any Securities, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions involving the distribution without consideration of such Securities by a holder to any of its affiliates, partners, members, affiliated funds or entities under common control, or to the estate of any of its partners or members) by either:

6.2.1 a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Act; or

6.2.2 a “no-action” letter from the Securities and Exchange Commission to the effect that the distribution of such Securities without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto, whereupon the holder of such Securities shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by such holder to the Company.

Each certificate evidencing the Securities transferred as above provided shall bear the restrictive legend set forth in Section 6.1 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel or “no-action” letter referred to above expressly indicates that such legend is not required in order to establish compliance with the Act or if such legend is no longer required pursuant to Rule 144. Notwithstanding the foregoing, Holder may transfer the Securities at any time to an affiliate of Holder as deemed necessary or advisable, in Holder’s discretion, to ensure BioMed Realty Trust, Inc.’s compliance with requirements relating to BioMed Realty Trust, Inc.’s status as a real estate investment trust for federal income tax purposes, without having to provide to the Company the documentation contained in Section 6.2.1 or 6.2.2.

7 Assignment. Subject to the restrictions on transfer set forth in Section 6 and this Section 7 of the Note, the rights and obligations of the Company and Holder will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

8 Events of Default. Upon the occurrence or existence of any Event of Default (as defined below) and at any time thereafter during the continuance of an Event of Default,

the entire Principal Amount of this Note, together with all unpaid accrued interest thereon, and all unpaid fees, charges, costs and expenses, if any, owed by the Company to the Holder hereunder, may become or may be declared by the Holder to be immediately due and payable. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by applicable law, either by suit in equity or by action at law, or both.

8.1 Events of Default. The occurrence of any one or more of the following events with respect to the Company constitutes an “Event of Default” hereunder:

(a) The Company breaches any covenant or obligation in this Note, and fails to cure such breach within thirty (30) days of such breach;

(b) The Company fails to pay timely any of the Principal Amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(c) The dissolution, termination of existence of the Company or inability of the Company to pay its debts as they become due, or appointment of a receiver, trustee or custodian, for all or any part of the property of the Company under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(d) The commencement of any proceeding against the Company under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future, if within sixty (60) days after the commencement of such proceeding (i) such action has not been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or (ii) the stay of any such order or proceedings has been set aside.

8.2 Default Rate. As long as any payment due under this Note remains past due (whether at the stated maturity, by acceleration or otherwise) for five (5) days or more, interest under this Note shall accrue on such overdue payment at a rate (the “Default Rate”) (which is in lieu of and not in addition to the Interest Rate) equal to the lesser of twelve percent (12%) per annum or the maximum rate permitted by applicable law from the date of such non-payment until such amount is paid in full (whether after or before judgment).

8.3 Payment of Expenses. Following the occurrence of an Event of Default, the Company shall pay, on demand, all reasonable costs and expenses of collection of this Note (including reasonable attorneys’ fees, costs and disbursements) in respect of such Event of Default, whether or not any suit or other legal proceedings shall be instituted.

8.4 No Usury. Payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any applicable law to the Holder limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Holder, as determined by a final judgment of a court of competent jurisdiction. Any interest paid in excess of such highest rate shall be applied to the unpaid principal balance of this Note. In the event that any such excess exceeds the principal amount, the amount of such excess over the principal amount shall be refunded to the Company.

9 Certain Stock Distributions. In the case of any stock dividend, stock distribution or similar transaction (any such transaction, a “Stock Distribution”) by the Company of shares of the capital stock or other securities of any Related Entity (“Distribution Securities”) after the date of issuance of this Note and prior to the conversion of this Note by Holder, Holder shall be entitled to receive, and the Company shall promptly deliver to Holder, such number of the Distribution Securities as shall be issued or distributed pursuant to such Stock Distribution as if Holder is a holder of 1,934,236 shares of Series C Preferred Stock of the Company (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series C Preferred Stock after the Effective Time) (such shares of Series C Preferred Stock, the “Deemed Held Stock”) as of the record date determined by the Company’s Board of Directors for such Stock Distribution. Holder shall be deemed to be a holder of such Deemed Held Stock solely for purposes of this Section 9 and shall otherwise have no other rights in, to or by reason of this Section 9 in the Deemed Held Stock, including, but not limited to, any rights of a stockholder or rights otherwise associated with ownership of shares of capital stock. The right of the Holder to receive any Distribution Securities pursuant to this Section 9 is subject to and conditioned upon Holder agreeing to enter into such agreements with the Company and/or any Related Entity as the holders of a majority of the shares of Series C Preferred Stock of the Company have entered into and/or are subject to with respect to such holders’ ownership of any Distribution Securities; provided that if Holder receives any Distribution Securities from the Company and thereafter elects not to convert the Note prior to the Maturity Date, upon payment in full by the Company of any and all principal and interest then due and payable hereunder, Holder shall promptly surrender all such Distribution Securities to the Company (or such Related Entity as may be designated by the Company) and waive any and all rights in and to such securities. As used herein, “Related Entity” shall mean any entity initially formed, organized or otherwise established as a subsidiary or other affiliate of the Company, either prior to, at or after the date of this Note, regardless of whether or not the Company thereafter continues to hold any equity or other ownership interest therein. In the event that Holder receives aggregate cash proceeds derived from Holder’s Distribution Securities exceeding Three Million Five Hundred Thousand Dollars ($3,500,000.00) prior to the Maturity Date, then any accrued but unpaid interest under this Note shall be forgiven and no interest under this Note shall thereafter accrue or otherwise be payable by the Company with respect hereto.

10 Subordination. Holder agrees that payment of amounts due under this Note is expressly subordinated to the prior payment of, and shall rank junior in priority to, all amounts due by the Company under that certain Loan and Security Agreement dated as of March 18, 2011 by and between the Company and Comerica Bank (“Comerica”), as the same may be amended from time to time. To the extent requested by Comerica, the Holder and the Company shall enter into a reasonable and customary subordination agreement providing for such subordination and other related terms as described in the preceding sentence.

11 Early Termination of Lease. If at any time prior to the Maturity Date the Lease terminates, other than as a result of a Default by the Company, a portion of the Principal Amount equal to the amount to be deemed as a credit against the Base Rent (as defined in the Lease) for months under the Lease which have not, as of such termination date, elapsed, shall immediately be forgiven and no longer deemed to be outstanding, due or otherwise payable hereunder.

12 Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

13 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, upon three (3) business days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after deposit with a nationally recognized air courier, or upon receipt of confirmation with regard to delivery by facsimile and addressed: (a) if to Holder, at Holder’s address as set forth on Holder’s signature page hereto, or at such other address as Holder shall have furnished to the Company in writing, or (b) if to the Company, at its current address or at such other address as the Company shall have furnished to Holder in writing.

14 Notification of Certain Events. The Company shall provide Holder with at least ten (10) days prior written notice of any Liquidation Event.

15 Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon Holder and the Company.

16 Lost Documents. Upon receipt by the Company of evidence and indemnity reasonably satisfactory to it of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver in lieu of this Note a new note of the same series and of like tenor and unpaid Principal Amount and dated as of the date to which interest, if any, has been paid on the unpaid Principal Amount of this Note.

17 Waivers and Rights of Holder. The Company hereby waives demand, presentment for payment, protest, notice of nonpayment, notice of protest, notice of dishonor, and any other notices of any kind, and any and all exemption rights that it holds at law or in equity with respect to the indebtedness evidenced by this Note.

18 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

19 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

20 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

21 Counterparts. This Note may be executed in two or more counterparts (including by facsimile or PDF copy), each of which shall be deemed an original and all of which together shall constitute one instrument.

(Signature Page Follows)

The parties have executed this Subordinated Convertible Unsecured Promissory Note as of the date first written above.

COMPANY:		HOLDER:

ATYR PHARMA, INC.		BMV DIRECT RE LP, a Delaware limited partnership
By: BioMed Realty, L.P., its general partner

By:	/s/ Randy Socol
Name:	Randy Socol	By:	/s/ Brian J. Wolfe
Title:	Secretary	Name:	Brian J. Wolfe
		Title:	Assistant Secretary

		Address:	17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corporate Legal Fax: 858-485-9843